UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13d - 102)

Information to be included in statements filed pursuant

to Rules 13d-1(b), (c) and (d) and amendments thereto filed

pursuant to 13d-2(b)

(AMENDMENT NO.2)*

Hayes Lemmerz International, Inc.

(Name of Issuer)

Common Stock, par value $.01

(Title of Class of Securities)

420781304

(CUSIP Number)

December 31, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule

pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☒      Rule 13d-1(c)

☐      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM Spectrum Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM Spectrum Fund (Offshore) Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM Select Opportunities Master Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM Crossways Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM MPS LTD. SPC – Distressed Portfolio

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

95,325

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

95,325

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

95,325

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM MPS LTD. SPC – S Portfolio

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,272,730

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,272,730

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,272,730

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.2%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

TCM MPS LTD. SPC – ORYX Portfolio

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,339,870

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,339,870

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,339,870

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.3%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Troob Capital Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Troob Capital Management (Offshore) LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

6,767,925

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

6,767,925

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,767,925

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.7%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Troob Capital Advisors LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,952,884

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,952,884

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,952,884

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.9%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Douglas M. Troob

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,720,809

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,720,809

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,720,809

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.5%

12.	TYPE OF REPORTING PERSON*

IN, HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

1.	NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Peter J. Troob

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

9,720,809

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

9,720,809

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,720,809

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.5%

12.	TYPE OF REPORTING PERSON*

IN, HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the shares of common stock (the “Common Stock”) of Hayes Lemmerz International, Inc. (the “Issuer”) beneficially owned by the Reporting Persons identified below as of December 31, 2008, and amends and supplements the Schedule 13G filed on November 16, 2007, as previously amended (collectively, the “Schedule 13G”). Except as set forth herein, the Schedule 13G is unmodified.

ITEM 2(a).	NAME OF PERSON FILING:

The names of the persons filing this statement on Schedule 13G are (collectively, the “Reporting Persons”):

•	TCM Spectrum Fund LP (“Domestic Fund”),
•	TCM Spectrum Fund (Offshore) Ltd. (“Spectrum Offshore Fund”),
•	TCM Select Opportunities Master Fund Ltd. (“Select Master Fund”),
•	TCM Crossways Fund LP (“TCM Crossways”),
•	TCM MPS Ltd. SPC - Distressed Portfolio (“Distressed Portfolio”),
•	TCM MPS Ltd. SPC - S Portfolio (“S Portfolio”),
•	TCM MPS Ltd. SPC - ORYX Portfolio (“ORYX Portfolio”),
•	Troob Capital Management LLC (“Management LLC”),
•	Troob Capital Management (Offshore) LLC (“Offshore Management LLC”),
•	Troob Capital Advisors LLC (“Advisors LLC”),
•	Douglas M. Troob and
•	Peter J. Troob.

Offshore Management LLC is the investment manager of each of the Distressed Portfolio, S Portfolio and ORYX Portfolio. Advisors LLC is the manager of the Issuer’s shares of Common Stock held by accounts it manages. Douglas Troob and Peter Troob are the managing members of each of Offshore Management LLC and Advisors LLC.

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The principal business address for each of Offshore Management LLC, Advisors LLC, Douglas Troob and Peter Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

The principal business address of each of the Distressed Portfolio, S Portfolio and ORYX Portfolio is Bank of Butterfield International (Cayman) Ltd., Butterfield House, 68 Fort Street, George Town, Grand Cayman, Cayman Islands.

ITEM 2(c).	CITIZENSHIP:

Each of the Distressed Portfolio, S Portfolio, and ORYX Portfolio is a Cayman Islands exempted company.

Each of Offshore Management LLC and Advisors LLC is a Delaware limited liability company.

Each of Douglas Troob and Peter Troob is a citizen of the United States.

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

None of the Domestic Fund, Spectrum Offshore Fund, Select Master Fund, TCM Crossways, or Management LLC beneficially owns any shares of Common Stock.

The Distressed Portfolio owns 95,325 shares of Common Stock.

The S Portfolio owns 3,272,730 shares of Common Stock.

The ORYX Portfolio owns 3,399,870 shares of Common Stock.

Offshore Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Distressed Portfolio, S Portfolio and ORYX Portfolio.

Advisors LLC is deemed to beneficially own the 2,952,884 shares of Common Stock held in accounts it separately manages.

Douglas Troob and Peter Troob are deemed to beneficially own the shares of Common Stock beneficially owned by Offshore Management LLC and Advisors LLC.

Collectively, the Reporting Persons beneficially own 9,720,809 shares of Common Stock.

(b)	Percent of Class:

The Distressed Portfolio’s ownership of 95,325 shares of Common Stock represents 0.1% of all the outstanding shares of Common Stock.

The S Portfolio’s ownership of 3,272,730 shares of Common Stock represents 3.2% of all the outstanding shares of Common Stock.

The ORYX Portfolio’s ownership of 3,399,870 shares of Common Stock represents 3.3% of all the outstanding shares of Common Stock.

Offshore Management LLC’s beneficial ownership of 6,767,925 shares of Common Stock represents 6.7% of all the outstanding shares of Common Stock.

Advisors LLC’s beneficial ownership of 2,952,884 shares of Common Stock represents 2.9% of all the outstanding shares of Common Stock.

Each of Douglas Troob’s and Peter Troob’s beneficial ownership of 9,720,809 shares of Common Stock represents 9.5% of the outstanding shares of Common Stock.

Collectively, the Reporting Persons’ beneficial ownership of 9,720,809 shares of Common Stock represents 9.5% of the outstanding shares of Common Stock.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote

Not applicable.

(ii)	Shared power to vote or to direct the vote of shares of Common Stock:

The Distressed Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 95,325 shares of Common Stock owned by the Distressed Portfolio.

The S Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 3,272,730 shares of Common Stock owned by the S Portfolio.

The ORYX Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 3,399,870 shares of Common Stock owned by the ORYX Portfolio.

Advisors LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of the 2,952,884 shares of Common Stock held in accounts Advisors separately manages.

(iii)	Sole power to dispose or to direct the disposition of shares of Common Stock:

Not applicable.

(iv)	Shared power to dispose or to direct the disposition of shares of Common Stock:

The Distressed Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 95,325 shares of Common Stock owned by the Distressed Portfolio.

The S Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 3,272,730 shares of Common Stock owned by the S Portfolio.

The ORYX Portfolio, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 3,399,870 shares of Common Stock owned by the ORYX Portfolio.

Advisors LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 2,952,884 shares of Common Stock held in accounts Advisors separately manages.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

The Domestic Fund, Spectrum Offshore Fund, Select Master Fund, TCM Crossways, or Management LLC have each ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit B attached hereto.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

None of the Domestic Fund, Spectrum Offshore Fund, Select Master Fund, TCM Crossways, or Management LLC beneficially owns any shares of Common Stock and is therefore no longer members of the group with respect to this Schedule 13G. Partners Group Alternative Strategies PCC Limited and IBS (MF) Ltd. In Respect of Troob Capital Series are no longer members of a group with the other Reporting Persons with respect this Schedule 13G.

ITEM 10.	CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:	February 12, 2008

TCM SPECTRUM FUND LP
By: Troob Capital Management LLC,
As General Partner

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

TCM SPECTRUM FUND (OFFSHORE) LTD

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM SELECT OPPORTUNITIES MASTER FUND LTD.

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM CROSSWAYS FUND LP
By: Troob Capital Management LLC,
As General Partner

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

TCM MPS LTD. SPC – DISTRESSED PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM MPS LTD. SPC – S PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM MPS LTD. SPC – ORYX PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TROOB CAPITAL MANAGEMENT LLC

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

TROOB CAPITAL ADVISORS LLC

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

/s/ Douglas M. Troob
Douglas M. Troob

/s/ Peter J. Troob
Peter J. Troob

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Hayes Lemmerz International, Inc. dated as of February 12, 2009 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:	February 12, 2008

TCM MPS LTD. SPC – DISTRESSED PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM MPS LTD. SPC – S PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TCM MPS LTD. SPC – ORYX PORTFOLIO

By: /s/ Douglas M. Troob
Douglas M. Troob, Director

TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

TROOB CAPITAL ADVISORS LLC

By: /s/ Douglas M. Troob
Douglas M. Troob, Managing Member

/s/ Douglas M. Troob
Douglas M. Troob

/s/ Peter J. Troob
Peter J. Troob

EXHIBIT B

IDENTIFICATION OF MEMBERS OF THE GROUP

TCM MPS Ltd. SPC - Distressed Portfolio

TCM MPS Ltd. SPC - S Portfolio

TCM MPS Ltd. SPC - ORYX Portfolio

Troob Capital Management (Offshore) LLC

Troob Capital Advisors LLC

Douglas M. Troob

Peter J. Troob